AGREEMENT

      AGREEMENT, dated as of April 25, 2000, among TII Industries, Inc., a Delaware corporation (the "Company"), and FBO Norman Pessin IRA Rollover (the "Assignee").

      WHEREAS, the Company is a party to a Finance Agreement, dated as of June 26, 1991 (as amended from time to time, the "Finance Agreement"), with Overseas Private Investment Corporation ("OPIC") pursuant to which, among other things, OPIC made a $750,000 Convertible Loan (the "Convertible Loan") to the Company, which is presently convertible into common stock of the Company at a conversion price of $2.50 per share; and

      WHEREAS, OPIC desires to sell the Finance Agreement, related Promissory Note (the "Note") and the Option dated July 18, 1991 granted by the Company to OPIC to purchase shares of the Company's common stock (the "Option"); and

      WHEREAS, the Assignee is willing to purchase such instruments on the condition that the Company agree to (a) reduce the conversion price of the Convertible Loan to $2.00 per share for the Assignee and (b) waive its right to repurchase the shares issuable upon conversion of the Conversion Loan (the
"Conversion Shares"); (c) consent to the assignment of the Option (which is assignable by OPIC only with the consent of the Company) to Assignee; and (d) extend the Expiration Date of the Option by two years;

      WHEREAS, the Company is willing to so agree provided that the Assignee (a) immediately convert the Convertible Loan and (b) terminates the Finance Agreement;

      NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

      1. Subject to the assignment of the Finance Agreement, the Note and the Option by OPIC to Assignee occurring on or prior to April 30, 2000;

            (a) the conversion price of the Convertible Loan is reduced so that the conversion price in effect on the date of conversion is $2.00 per share;

            (b) Assignee fully converts the  Convertible  Loan into an aggregate of 375,000 shares of the Company's common stock, and promptly following receipt by the Company of the Note and Finance Agreement, as contemplated in clause (c) below, the Company shall cause to be issued to Assignee stock certificates evidencing such shares, free from restrictive legend or stop transfer instructions;

            (c) Assignee will deliver the Note and Finance Agreement to the Company on or prior to May 3, 2000 (together with an executed copy of the assignment instrument in the form annexed hereto from OPIC to Assignee);

            (d) the Finance Agreement is terminated;

            (e) the Company consents to the transfer and assignment of the Option to Assignee;

            (f) all references in the Option are to the Assignee in lieu of OPIC;

            (g) The Expiration Date of the Option shall be extended from July 18, 2001 to July 18, 2003, or if said date shall in the State of New York be a holiday or a day on which banks are authorized to close, then the following day which in the State of New York is not a holiday or day on which banks are authorized to close; and


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

            (h) all notices to Assignee under the Option shall be to it at the following address: FBO Norman Pessin IRA Rollover, Neuberger Berman LLC Custodian, 605 Third Avenue, New York, NY 10158.

      2. The Company and Assignee acknowledge that, after giving effect to the 1 for 2-1/2 reverse split previously effectuated by the Company, the Option currently entitles the holder thereof to purchase up to an aggregate of 100,000 shares of the Company's common stock at a current exercise price of $2.50 per share.

      3. The Company represents and warrants to the Assignee that the Conversion Shares will be validly issued, fully paid and non-assessable and, may be sold by Assignee without the requirement to be registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemption from the registration provisions of the Act provided by Section 4(1) thereof by reason of paragraph (k) of Rule 144 promulgated under the Act.

      4. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the party to be charged and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. The provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in


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

any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized offices as of the date first above written.

                                                  TII INDUSTRIES, INC.

                                                  By: /s/ Paul Sebetic
                                                     ---------------------------
                                                     Name:  Paul Sebetic
                                                     Title: VP Finance


                                                  FBO NORMAN PESSIN IRA ROLLOVER

                                                  By: /s/ Norman Pessin
                                                     ---------------------------
                                                     Name:  Norman Pessin
                                                     Title:


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